EXHIBIT 22.1

LIST OF SUBSIDIARY GUARANTORS

The following subsidiaries of The Goodyear Tire & Rubber Company (the "Parent Company") were, as of September 30, 2024, guarantors of the Company's 9.5% senior notes due 2025, 5% senior notes due 2026, 4.875% senior notes due 2027, 5% senior notes due 2029, 5.25% senior notes due April 2031, 5.25% senior notes due July 2031 and 5.625% senior notes due 2033:

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION
Celeron Corporation	Delaware
Cooper International Holding Corporation	Delaware
Cooper Tire & Rubber Company LLC	Delaware
Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware
Cooper Tire Holding Company	Ohio
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Max-Trac Tire Co., Inc.	Ohio
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky
Wingfoot Brands LLC	Delaware